Exhibit 3.1

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

BANKUNITED FINANCIAL CORPORATION

1.	Pursuant to the provisions of Section 607.1006 of the Florida Statutes, BankUnited Financial Corporation, a Florida corporation (the “Corporation”), hereby adopts an amendment to Article VI of its Articles of Incorporation, as amended. The amendment changes only the first sentence of the ‘Capital Stock’ section and the first sentence of the ‘Class A Common Stock’ subsection of Article VI of the Amended Articles of Incorporation, and does not affect any other provisions of Article VI or the Articles of Incorporation, as amended. Pursuant to the amendment, the first sentence of the ‘Capital Stock’ section and the first sentence of the ‘Class A Common Stock’ subsection of Article VI of the Amended Articles of Incorporation shall be deleted and replaced with the following:

ARTICLE VI

Capital Stock

The total number of shares of all classes of stock that the Corporation is authorized to issue is 513,000,000 shares, of which 500,000,000 shall be Class A Common Stock, $.01 par value (the “Class A Common Stock”), 3,000,000 shall be Class B Common Stock, $.01 par value (the “Class B Common Stock”), and 10,000,000 shall be Preferred Stock, $.01 par value (the “Preferred Stock”). No holder of the Corporation’s stock shall have any preemptive right to acquire the Corporation’s securities.

Class A Common Stock. The maximum number of shares of Class A Common Stock that the Corporation is authorized to have outstanding is 500,000,000 shares at a par value of $.01 per share.

2.	The amendment was duly adopted by the shareholders of the Corporation at a special meeting of shareholders held on June 27, 2008.

3.	The number of votes cast for the amendment by the shareholders was sufficient for approval.

4.	The effective date of the amendment is the date of filing of this document with the Secretary of State of the State of Florida.

IN WITNESS WHEREOF, these Articles of Amendment have been executed on behalf of the Corporation by the undersigned on this 27th day of June, 2008.

BANKUNITED FINANCIAL CORPORATION

By:	/s/ Humberto L. Lopez
Name:	Humberto L. Lopez
Title:	Senior Executive Vice President
and Chief Financial Officer